400 Collins Road NE
Cedar Rapids, Iowa 52498

Exhibit 99

News Release

Rockwell Collins Announces Pricing of Notes Offering

CEDAR RAPIDS, Iowa (May 1, 2009) – Rockwell Collins, Inc. (NYSE: COL) today announced that it has priced a public offering of $300 million of its 5.25% notes due 2019.  Rockwell Collins intends to use the proceeds of the offering for general corporate purposes, including to repay a portion of our commercial paper and other outstanding indebtedness.  The notes are unsecured and rank equally with all existing and future unsecured and unsubordinated debt of Rockwell Collins.  The offering is expected to close on May 6, 2009, subject to customary closing conditions.

The offering is being made pursuant to an effective registration statement filed by Rockwell Collins with the Securities and Exchange Commission on December 23, 2008.  Banc of America Securities LLC, J.P. Morgan and UBS Investment Bank are acting as joint book-running managers.

The offering may be made only by means of a prospectus.  Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes from Banc of America Securities LLC at 100 West 33rd Street, 3rd Floor, New York, New York 10001, Tel:(800) 294-1322; J.P. Morgan Securities Inc. at 270 Park Avenue, New York, NY 10017, Attn: Investment Grade Syndicate Desk, Tel: 212-834-4533 (collect); or UBS Securities LLC at 299 Park Avenue, New York, NY 10171, Attention Prospectus Specialist, Tel: (877) 827-6444 ext. 561-3884 (toll free).

This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Rockwell Collins (NYSE: COL) is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, information management and simulation and training is delivered by 20,000 employees, and a global service and support network that crosses 27 countries.

This release contains statements that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.
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Media Contact:	Pam Tvrdy
319.295.0591
pjtvrdy@rockwellcollins.com

Investor Contact:	Dan Swenson
319.295.7575
investorrelations@rockwellcollins.com